Exhibit 99.1

Windtree Therapeutics and CVie Therapeutics Announce Merger to Create a
Global Acute Care Company Targeting Cardiovascular and Respiratory Diseases

Windtree Also Completes $39.0 Million Private Placement of Common Stock and Warrants

Company to Hold Investor Call Thursday, January 3, 2019 at 8:00 a.m. EST

Warrington, PA and Taipei, Taiwan – December 21, 2018 - Windtree Therapeutics, Inc. (OTCQB: WINT), a biotechnology company focused on developing aerosolized KL4 surfactant therapies for respiratory diseases, and CVie Investments Limited (CVie), together with its wholly-owned subsidiary, CVie Therapeutics Limited, a privately-held company focused on developing drugs to treat cardiovascular diseases, today announced the closing of a definitive agreement for the merger of a Windtree Therapeutics subsidiary and CVie in an all-stock transaction. The combined company, which will retain the name Windtree Therapeutics, will be a fully-integrated and diversified acute care company with four mid-to-late clinical stage product assets and multiple preclinical assets and programs. Led by Windtree management, the merged company will continue to be headquartered in Warrington, PA with pre-clinical operations in Taipei, Taiwan and Milan, Italy

Simultaneous with the closing of the merger, Windtree completed a $39.0 million private placement transaction of common stock shares at an offering price of $3.3132. Net proceeds, after deducting the estimated offering and merger related expenses, is expected to be approximately $36.0 million.

“This CVie merger is highly complementary and successfully meets our goal to create a company with multiple high-quality product assets focused on significant unmet medical needs in important acute cardiovascular and acute respiratory markets” commented Craig Fraser, President and Chief Executive Officer of Windtree. “We enter 2019 with a broad clinical and preclinical pipeline that creates numerous value generating opportunities to the benefit of patients and shareholders alike. This transaction and the investment it has attracted places the company on a significantly improved trajectory. We look forward to keeping our investors updated on our execution and progress.”

"The merger allows CVie to leverage Windtree’s experienced management team, significant drug and business development capabilities and as a U.S. publicly-traded company, access to a broader range of investors,” commented James Huang, a former Director of CVie and Managing Partner, KPCB China and newly appointed Chairman for Windtree’s board of directors. “These attributes are essential to the next stage of development of our novel cardiovascular programs including Istaroxime, which just successfully completed phase 2b for acute heart failure, and Rostafuroxin for genetically related hypertension. Furthermore, as a potentially transformative therapy for acute Respiratory Distress Syndrome, AEROSURF is a highly attractive program with significant potential. We believe this merger creates a new and exciting global biopharmaceutical company”.

Clinical Stage Product Pipeline of Combined Company:

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Istaroxime: Istaroxime is a first-in-class luso-inotropic agent under development for the treatment of acute decompensated heart failure. Istaroxime is a potent positive inotropic agent that increases myocardial contractility through inhibition of Na+/K+-ATPase. In addition, it facilitates myocardial relaxation through activation of the SERCA2a calcium pump on the sarcoplasmic reticulum and reduction in cytoplasmic calcium. Based on its mechanism of action, preclinical studies and clinical findings to date, Istaroxime has the potential to deliver the desired clinical effects in decompensated heart failure without the deleterious effects of conventional inotropes, i.e., increased heart rate, increased oxygen consumption, increased risk of arrhythmia and hypotension. Istaroxime recently completed a successful phase 2b clinical trial and top line results demonstrated a statistically significant (p<0.05) improvement in the primary endpoint of left ventricle function assessed by echocardiography, by both doses of Istaroxime. Windtree will provide a more detailed data presentation during its January 3, 2019 investor conference call.

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AEROSURF®: AEROSURF is a combination drug/device product that combines Windtree’s proprietary KL4 surfactant and innovative aerosolization technologies being developed to potentially reduce or eliminate the need for endotracheal intubation and mechanical ventilation in the treatment of premature infants with respiratory distress syndrome (RDS). Windtree recently reported positive results from phase 2 trials suggesting reduced rates of Bronchopulmonary Dysplasia in AEROSURF treated neonates and plans to initiate a clinical study in 2019 with its recently validated phase 3 / commercial platform aerosol delivery system (ADS) as a bridging study transition to phase 3.

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Rostafuroxin: Rostafuroxin is a novel, phase 2 precision medicine targeting hypertensive patients with certain genetic profiles focused on the large and important resistant hypertension market. Rostafuroxin recently completed a second phase 2b clinical trial and Windtree plans to review clinical progress to date, additional required ongoing development work and the licensing strategy, during its January 3, 2019 investor conference call.

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Lucinactant LS: Lucinactant LS is a lyophilized, KL4 surfactant that is a new, improved formulation of Windtree’s previously FDA-approved product. Lucinactant LS offers a synthetic formulation with no warming requirement in contrast to current animal derived surfactant products and greater stability and lower viscosity than the previous liquid KL4 formulation. The initial focus will be the RDS population that require invasive administration (and therefore are not candidates for AEROSURF treatment).

Preclinical Product Pipeline

In addition to its clinical stage product candidates, the combined company will pursue the advancement of other preclinical product assets and programs:

●	SERCA2a activators with pure stimulatory activity, devoid of any Na+/K+ ATPase inhibitory activity.
●	Oral, dual-mechanism Na/K channel and SERCA2a drug candidate that would serve as a follow-on or complementary, chronic heart failure drug to acute i.v. Istaroxime.
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Eleison ILC research collaboration studying Windtree’s ADS delivery of liposomal cisplatin (with or without KL4 surfactant) building upon Eleison’s phase 2 clinical work in metastatic osteosarcoma with a future focus in non-small cell lung cancer.

●	KL4 platform research continuing research in preventing acute lung injury due to radiation and viral infections as well as advancing drug delivery pre-clinical studies.

About the Merger

In connection with the Merger, Windtree and a direct wholly owned subsidiary of Windtree (Merger Sub), entered into an Agreement and Plan of Merger (Merger Agreement) with CVie, an exempted company with limited liability incorporated under the laws of the Cayman Islands, pursuant to which Merger Sub merged with and into CVie, with CVie surviving as a wholly-owned subsidiary of Windtree. Windtree issued shares of its common stock to CVie’s former shareholders, at an exchange ratio of .3512 share of Windtree’s common stock, in exchange for each share of CVie outstanding prior to the Merger resulting in the issuance of 16,265,060 shares of common stock. Windtree plans to operate CVie and CVie Therapeutics Limited, a Taiwan corporation organized under the laws of the Republic of China, as a business division focused on early development of drug product candidates in cardiovascular diseases

Stifel, Nicolaus & Company, Incorporated acted as exclusive financial advisor to Windtree in this transaction.

On December 20, 2018, Windtree declared a dividend to the holders of record of Windtree’s common stock on that date, as well as to holders of certain warrants to purchase common stock, of Series H AEROSURF Warrants, which will be exercisable without any exercise price for .5731 additional shares of Windtree common stock for each share of common stock outstanding on the record date (the AEROSURF Warrants). The AEROSURF Warrants will be automatically exercised upon Windtree’s public announcement of the first dosing of the first human subject enrolled in the Company’s Phase 3 clinical trial for AEROSURF®.

In connection with the Merger, Lee’s Pharmaceutical Holdings Limited (Lee’s), which owned 49.58% of the outstanding shares of CVie prior to the Merger, agreed to indemnify the Windtree shareholders of record on December 20, 2018 (the Indemnitees) for losses resulting from any material inaccuracy in any representation or warranty made by CVie in the Merger Agreement and placed in escrow 984,000 shares of the Merger consideration issued to Lee’s affiliate in the Merger for one year. A portion of the escrowed shares will be transferred to the Indemnitees, as the sole and exclusive remedy for a successful indemnity claim.

About the Private Placement

Effective December 21, 2018, Windtree conducted a securities offering and entered into a Securities Purchase Agreement (the SPA) and Registration Rights Agreement (Registration Rights Agreement) with select institutional investors (Investors), pursuant to which Windtree issued an aggregate of 11,785,540 shares of its common stock at a price per share of $3.3132, for an aggregate purchase price of approximately $39.0 million (approximately $36 million net of expenses) (the Financing). In addition, Lee’s (through LPH II, an affiliate) and Battelle Memorial Institute converted $6.0 million and $1.0 million, respectively, of existing debt obligations in the Financing on the same terms as the Investors. For each share of common stock issued, Windtree issued (i) an 18-month Series F Warrant to purchase 0.17 share of common stock with an exercise price of $3.68 per share and (ii) a five-year Series G Warrants to purchase 0.33 share of common stock, at an exercise price of $4.05 per share. Both existing and new investors participated in this financing.

The Company conducted the Financing pursuant to Regulation S, Rule 506(b) of Regulation D and Section 4(a)(2) of the Securities Act.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

The securities issued in connection with the Merger and the Financing have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from such registration requirements. The former CVie shareholders have entered into Lock-up Agreements for a one-year period.

Notice to Reader

Readers are referred to, and encouraged to read in its entirety, Windtree’s Form 8-K which is expected to be filed with the Securities and Exchange Commission on or before December 21, 2018, and which includes discussions about the Merger and Private Placement.

Conference Call and Webcast Details

The Company will host a conference call and webcast (including a slide presentation) on Thursday, January 3, 2019 at 8:00 am EST to review and discuss the merger, financing and plans for 2019.

The live webcast, including a slide presentation, can be accessed at http://windtreetx.investorroom.com/events . To participate in the live call and take part in the question and answer session, dial (844) 802-2436 (domestic) or (412) 317-5129 (international).

A replay of the conference call will be accessible one hour after completion through December 28, 2018 by dialing (877) 344-7529 (domestic) or (412) 317-0088 (international) and referencing conference number 10127199. An archive of the webcast will be available on the Company’s website at http://windtreetx.investorroom.com/events.

About Windtree Therapeutics

Windtree Therapeutics, Inc. is a clinical-stage biotechnology company focused on developing novel surfactant therapies for respiratory diseases and other potential applications. Windtree's proprietary technology platform includes a synthetic, peptide-containing surfactant (KL4 surfactant) that is structurally similar to endogenous pulmonary surfactant and novel drug-delivery technologies being developed to enable noninvasive administration of aerosolized KL4 surfactant. Windtree is focused initially on improving the management of respiratory distress syndrome (RDS) in premature infants and believes that its proprietary technology may make it possible, over time, to develop a pipeline of KL4 surfactant product candidates to address a variety of respiratory diseases for which there are few or no approved therapies.

For more information, please visit the Company's website at www.windtreetx.com.

About CVie Therapeutics

CVie is a Taiwan-based company founded in 2013 by Lee's Pharmaceutical Holdings Limited and renowned venture capitals from the US and Taiwan. It is a stand-alone drug development company specialized in cardiovascular diseases. CVie currently owns two phase IIb assets that target cardiovascular diseases with significant unmet medical need. Rostafuroxin is a novel precision medicine targeting hypertensive patients with certain genetic profiles with better efficacy and safety than conventional therapies. Istaroxime is a first-in-class luso-inotropic medicine for the treatment of acute heart failure and will have fewer adverse effects than conventional inotropes, namely, increased heart rate, arrhythmia, increased oxygen consumption, hypotension.

Forward-Looking Statements

To the extent that statements in this press release are not strictly historical, all such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made.  Examples of such risks and uncertainties include those risks related to the post-merger integration of CVie, including with respect to having two international locations, Windtree's product development programs, which are expected to involve time-consuming and expensive clinical trials that may be subject to potentially significant delays or regulatory holds, or fail; risks related to the development of aerosol delivery systems (ADS) and related components; risks related to the manufacture by contract manufacturers or suppliers of drug products, drug substances, ADS and other materials on a timely basis and in sufficient amounts; risks relating to rigorous regulatory requirements, including those of the U.S. Food and Drug Administration or other regulatory authorities that may require significant additional activities, or may not accept or may withhold or delay consideration of applications, or may not approve or may limit approval of Windtree's products; and other risks and uncertainties described in Windtree's filings with the Securities and Exchange Commission including the most recent reports on Forms 10-K, 10-Q and 8-K, and any amendments thereto.

Windtree Contact Information:

John Tattory

Senior Vice President and Chief Financial Officer

215.488.9418 or jtattory@windtreetx.com